UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2007

CARDIODYNAMICS INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

California	0-11868	95-3533362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Nancy Ridge Drive, Suite 300, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 535-0202

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02	(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 30, 2007, the Chief Financial Officer of CardioDynamics International Corporation (the “Company”) with the approval of the Audit Committee of the Board of Directors, concluded that the Company’s previously reported consolidated financial statements for the period ended ending August 31, 2006, which were included in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended August 31, 2006, should no longer be relied on and has subsequently filed an amended Form 10-Q/A for the period ended August 31, 2007 which includes the August 31, 2006 quarter.

The Company previously reported in its November 30, 2006 Form 10-K, that it had discovered, corrected and disclosed in the fourth quarter of 2006 errors related to the third quarter 2006 inventory valuation and estimated reserve calculation which resulted in a $377,000 inventory overstatement and a corresponding understatement of third quarter 2006 cost of sales. In response to an SEC comment letter and discussions with the SEC Staff, management determined that because the impact of the errors was quantitatively material to net income for the prior year quarter to restate the third quarter fiscal 2006 results to reflect the correction of the errors that were discovered and disclosed in the fourth quarter of 2006. As a result, the August 31, 2006 inventory balance has been decreased by $377,000 and third quarter 2006 cost of sales has been increased by $377,000.

Members of Company management have discussed the foregoing and have reviewed it with the Audit Committee and with BDO Seidman LLP, the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2007

CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/s/ Stephen P. Loomis
Name:	Stephen P. Loomis
Title:	Chief Financial Officer

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